AS FILED WITH THE SECURITIES AND EXCHANGE
     COMMISSION ON SPETEMBER 2, 1998
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549


FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933


ARROW FINANCIAL CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

          New York                    22-2448962
(State or other jurisdiction of      (I.R.S. Employer
incorporation or organization)       Identification No.)

     250 Glen Street
       Glens Falls, New York                   12801
(Address of Principal Executive Offices)       (Zip Code)

Arrow Financial Corporation 1998 Long Term Incentive Plan
       (Full title of the Plan)

            Thomas L. Hoy
President and Chief Executive Officer
     Arrow Financial Corporation
           250 Glen Street
     Glens Falls, New York  12801
(Name and address of agent for service)

            (518) 745-1000
  (Telephone number, including area
     code, of agent for service)

   Copies of all correspondence to:
       Thomas B. Kinsock, Esq.
       Gallop, Johnson & Neuman
       Interco Corporate Tower
        101 South Hanley Road

CALCULATION OF REGISTRATION FEE


Title of Securities To be Registered
Common stock $1.00 par value per share


Amount To be Registered(1)
300,000

Proposed Maximum Offering Price Per share(2)
$27.3125

Proposed Maximum Aggregate Offering Price
$8,193,750

Amount of Registration Fee
$2,417.16

(1) Represents maximum number of shares subject to awards under the Plan. Includes, for each share of common stock, one attached share purchase right, pursuant to Registrant's Shareholder Protection Plan dated April 30, 1997.
(2) Estimated solely for the purpose of calculating the registration fee and based upon the average of the high and low prices per share of the Registrant's Common Stock as reported by the National Association of Securities Dealers Automated Quotation National Market System on August 30, 1998.

 PART II

INFORMATION REQUIRED IN THE REGISTRATION
              STATEMENT

Item 3.  Incorporation of Documents by Reference

     The following documents filed by the Registrant with the Securities and Exchange Commission are incorporated herein by reference:

     (a)  The Registrant's latest annual report on Form
10-K filed pursuant to Section 13 or 15(d) under the Securities Exchange Act of 1934, as amended (the "Exchange
Act");

     (b) All other reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a) above; and

     (c) The description of the Registrant's common stock which is contained in the registration statement filed by the Registrant under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.


     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein and filed prior to the filing hereof shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein modifies or supersedes such statement, and any statement contained herein or in any other document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any other subsequently filed document that also is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities

     Not Applicable.

Item 5.  Interests of Named Experts and Counsel

     Not Applicable.

Item 6.  Indemnification of Directors and Officers

     Sections 721-725 of the New York Business
Corporation Law generally provide for or permit a corporation to indemnify the directors and officers against liabilities they may incur in such capacities provided certain standards are met, including good faith and the reasonable belief that the particular action was in, or not opposed to, the best interests of the corporation.

     The Registrant's Certificate of Incorporation provides that directors and officers of the Registrant shall be indemnified, to the fullest extent permitted by the Business Corporation Law, against judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys' fees) incurred by them in connection with actions to which they are, or are threatened to be made, parties. If a director or officer is not successful in the defense of an action, he is entitled to indemnification, under the Registrant's Certificate of Incorporation and the relevant provisions of law, if ordered by a court or if the Board of Directors, acting upon the written opinion of independent legal counsel, determines that the director or officer acted in good faith for a purpose which he reasonably believed to be in the best interests of the Registrant, and, in criminal actions, had no reasonable cause to believe his conduct was unlawful. In connection with actions by or in the right of the Registrant (derivative suits) as to which the director or officer is not successful, indemnification is permitted for expenses and amounts paid in settlement only if and to the extent that a court of competent jurisdiction deems proper, and indemnification for adverse judgments is not permitted.

     Under the Registrant's Certificate of Incorporation and applicable provisions of law, the Board of Directors or the Registrant may advance expenses to a director or officer before final disposition of an action or proceeding upon receipt of an undertaking by the director or officer to repay the amount advanced if he is ultimately found not to be entitled to indemnification with respect thereto.

     The Registrant's Certificate of Incorporation also provides that to the fullest extent permitted by law, subject only to the express prohibitions on limitation of liability set forth in Section 402(b) of the Business Corporation Law, a director of the Registrant shall not be liable to the Registrant or its shareholders for monetary damages for any breach of duty as a director.

     Pursuant to policies of directors' and officers' liability insurance with total annual limits of $5 million the directors and officers of the Registrant and its subsidiary banks are insured, subject to the limits, exceptions and other terms and conditions of such policy, against liability for claims made against them for any actual or alleged error or misstatement or misleading statement or act or omission or neglect or breach of duty while acting in their individual or collective capacities as directors or officers of such entities.


Item 7.  Exemption from Registration Claimed

     Not Applicable.

Item 8.  Exhibits

     The following exhibits are filed as part of this registration statement or incorporated by reference herein.

Exhibit
Number                        Description

4.1     Arrow Financial Corporation 1998 Long Term
        Incentive Plan.

5.1     Legal Opinion of Gallop, Johnson & Neuman.

23.1    Consent of KPMG Peat Marwick LLP, Independent Certified
        Public Accountants.

23.2    Consent of Gallop, Johnson & Neuman
        (included in Exhibit 5.1).

24 Power of Attorney (included on signature page of the registration statement).

Item 9.  Undertakings

     (a)  The undersigned Registrant hereby undertakes:

          (1)  To file, during any period in which
     offers or sales are being made, a post-effective amendment to this registration statement:

                    (i)  To include any prospectus
     required by Section 10(a)(3) of the
     Securities Act of 1933;

                    (ii)  To reflect in the prospectus
     any facts or events arising after the
     effective date of this registration
     statement (or the most recent
     post-effective amendment hereof)
     which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule
     424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration
     Fee" table in the effective registration statement;

                    (iii)  To include any material
     information with respect to the plan of
     distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2)  That, for the purpose of determining
any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)  To remove from registration by means
of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)-(g)  Not Applicable.

     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (i)  Not Applicable.

          (j)  Not Applicable.

SIGNATURES


     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Glens Falls, State of New York, on July 22, 1998.


                        ARROW FINANCIAL CORPORATION



                      By: S/Thomas L. Hoy
                         Thomas L. Hoy,
                         President and
                         Chief Executive Officer



          POWER OF ATTORNEY


     We, the undersigned officers and directors of Arrow Financial Corporation, hereby severally and individually constitute and appoint Thomas L. Hoy and John J. Murphy and each of them, the true and lawful attorneys and agents of each of us to execute in the name, place and stead of each of us (individually and in any capacity stated below) any and all amendments to this Registration Statement on Form S-8 and all instruments necessary or advisable in connection therewith and to file the same with the Securities and Exchange Commission, each of said attorneys and agents to have the power to act with or without the other and to have full power and authority to do and perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys and agents and each of them to any and all such amendments and instruments.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

     Name                Title                         Date

/s/ Thomas L. Hoy        President, Chief Executive
Thomas L. Hoy            Officer and Director          July 22, 1998


/s/ John J. Murphy       Executive Vice President,
John J. Murphy           Treasurer and Chief Financial
                         Officer (Principal Financial
                         and Accounting Officer)       July 22, 1998


/s/ Michael F. Massiano  Chairman of the Board         July 22, 1998
Michael F. Massiano


/s/ John J. Carusone, Jr. Director                     July 22, 1998
John J. Carusone, Jr.


/s/ Michael B. Clarke     Director                     July 22, 1998
Michael B. Clarke


/s/ Kenneth C. Hopper, M.D.  Director                  July 22, 1998
Kenneth C. Hopper, M.D.


/s/ Dr. Edward F. Huntington  Director                 July 22, 1998
Dr. Edward F. Huntington


/s/ David G. Kruczlnicki      Director                 July 22, 1998
David G. Kruczlnicki


/s/ David L. Moynehan         Director                 July 22, 1998
David L. Moynehan


/s/ Doris E. Ornstein         Director                 July 22, 1998
Doris E. Ornstein


/s/ Daniel L. Robertson       Director                 July 22, 1998
Daniel L. Robertson

                           FORM S-8

                  ARROW FINANCIAL CORPORATION


                         EXHIBIT INDEX

Exhibit
Number                        Description


4.1       Arrow Financial Corporation
          1998 Long Term Incentive Plan

5.1       Legal Opinion of Gallop, Johnson & Neuman

23.1      Consent of KPMG Peat Marwick LLP, Independent Certified
          Public Accountants

23.2      Consent of Gallop, Johnson & Neuman
          (included in Exhibit 5.1)

24 Power of Attorney (included on signature page of the registration statement)